Exhibit 6.1.4

BUILDINGBITS PURCHASE AND SALE AGREEMENT

This BuildingBits Purchase and Sale Agreement (this "Agreement") is made and entered into as of April 27th, 2018 (the "Effective Date") by D3 Shenandoah, LLC, and/or assigns ("Seller"), BuildingBits Real Estate Services, LLC, an Oregon limited liability company ("BBRS"), and Building Bits Properties I, LLC, a Delaware limited liability company ("Buyer").

Background

A.           Seller is the owner of certain real property legally described on the attached Exhibit A (the "Land") and all buildings, fixtures, and other improvements situated on the Land (collectively, the "Improvements"), commonly known as a free standing Sleep Number Store, located at 18440 Interstate 45 S, Shenandoah, TX 77384

B.           Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Land and the Improvements, together with all of the other property and interests of Seller described in Section 1 below, subject to and on the terms and conditions contained in this Agreement.

Terms and Conditions

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, BBRS and Buyer agree as follows:

1.          Agreement of Purchase and Sale. Seller agrees to sell, and Buyer agrees to buy, subject to and on the terms and conditions contained herein, the Land and the Improvements, together with all of Seller’s right, title, and interest in and to:

(a)          Appurtenant Rights. (i) All rights of way, tenements, hereditaments, easements, interests, minerals and mineral rights, water and water rights, utility capacity, and appurtenances, if any, in any way belonging or appertaining to the Land and the Improvements, and (ii) all adjoining streets, alleys, roads, parking areas, curbs, curb cuts, sidewalks, landscaping, signage, sewers, and public ways (collectively, the "Appurtenant Rights");

(b)          Personal Property. All equipment, fixtures and other personal property owned by Seller and located at, or attached to, the Improvements and used in connection with the ownership, operation, and/or maintenance of the Land or the Improvements, including, without limitation, all furniture, artwork, and heating, lighting, air conditioning, ventilating, plumbing, electrical, or other mechanical equipment (collectively, the "Personal Property");

(c)          Lease. That certain lease dated April 10, 2017 by and between D3 Shenandoah, LLC (“Landlord”) and Select Comfort Retail Corporation D/B/A Sleep Number (“Tenant”) for Premises located at I-45 Frontage Road, Shenandoah, Texas listed on the Rent Roll to be delivered to Buyer pursuant to Section 7(a) below (the "Rent Roll"), together with (i) all modifications, extensions, amendments, and guarantees, letters of credit or other security devices relating thereto and (ii) such other leases of the Improvements as may be made prior to Closing (as defined below) in accordance with the terms of this Agreement (collectively, the "Lease");

(d)          Contracts. To the extent assignable, and subject to Buyer’s agreement or obligation to accept an assignment thereof pursuant to the terms of Section 7(d) below, all contracts, agreements, guarantees, warranties, and indemnities, if any, affecting the ownership, operation, management, and/or maintenance of the Land, Improvements, Appurtenant Rights, Personal Property, and Leases (collectively, the "Contracts");

(e)          Licenses. To the extent assignable, all licenses, franchises, occupancy and use certificates, permits, authorizations, consents, variances, waivers, approvals, and the like from any governmental or quasi-governmental entity or instrumentality affecting or relating to the ownership, operation, or maintenance of the Land or the Improvements (collectively, the "Licenses"); and

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(f)          Intangibles. To the extent the same exist and are assignable, (i) all plans, drawings, specifications, blueprints, studies or reports (including all environmental, architectural (including Americans with Disabilities Act compliance), engineering, structural, mechanical, roof, soils, seismic and geologic reports) and surveys relating in any way to the Property (as defined below), (ii) maintenance records prepared by or on behalf of Seller in connection with the ownership, operation, and/or maintenance of the Property, (ii) all logos, building and trade names, (iii) all transferable guaranties and warranties, if any, (iv) all advertising materials, development rights and other information and documentation in Seller’s possession relating to the Property that do not contain Seller’s name or are not deemed proprietary by Seller, and (v) all other intangible rights, titles, interests and privileges owned by Seller and relating to the Property (collectively, the "Intangibles").

The Land, Improvements and Appurtenant Rights are collectively referred to as the "Real Property," and the Real Property, Personal Property, Leases, Contracts, Licenses, Intangibles, and all other property rights pertaining thereto are collectively referred to as the "Property."

2.          Platform Listing; Agency Acknowledgement and Disclosure; BBRS Commission.

(a)          Platform Listing. Within Thirty (30) days after Buyer's receipt of the Due Diligence Materials (as defined below) pursuant to Section 7(a) below, BBRS and Buyer will list the Property on the BuildingBits Platform, which is a crowdfunding based marketplace (the "Platform") that BBRS, Buyer and their affiliates will use to raise some or all of the equity required to purchase the Property from third-party investors ("BuildingBits Investors"). Seller, at no cost, expense or liability (actual or contingent) to Seller, shall reasonably cooperate with BBRS in all respects in connection with listing the Property on the Platform, which may include cooperating with, and granting full access to the Property to, any third-party vendor retained by BBRS to create marketing photography or video footage of the Property. Seller authorizes BBRS and Buyer to make any and all information, data, and documents relating to the Property (including without limitation the Due Diligence Materials furnished pursuant to the terms and provisions of Section 7(a)) obtained by Buyer from Seller or any other party or discovered by Buyer during the term of this Agreement available on the Platform for review and analysis by BuildingBits Investors. BBRS and Buyer have no duty to maintain or ensure the confidentiality of the Due Diligence Materials or any other information, data or documents relating to the Property made available on the Platform; provided, however, each investor will sign a Non-disclosure Agreement prior to receiving access to any confidential Due Diligence Materials (including the Lease). BBRS and Buyer will have no liability to Seller if for any reason any of the Due Diligence Materials or any other information, data or documents relating to the Property become widely disseminated or publicly available.

(b)          Statement of Consideration. Seller acknowledges and agrees that Seller will derive a direct or indirect benefit from the Property being listed on the Platform and that the agreement of Buyer and BBRS to list the Property on the Platform constitutes sufficient consideration for the rights and options extended to Buyer under this Agreement, including, without limitation, the right to terminate this Agreement as provided herein.

(c)          Agency Acknowledgement and Disclosures. Buyer and Seller hereby acknowledge and consent to following agency relationships in connection with the transactions contemplated by this Agreement:

(i)          Seller has been represented by Bryan Belk – Franklin Street ("Seller's Broker") in connection with the transactions contemplated by this Agreement.

(ii)         Buyer has been represented by BBRS in connection with the transactions contemplated by this Agreement. Seller acknowledges that (1) BBRS is a licensed real estate broker in the state where the Property is located or has affiliated with a third-party licensed real estate broker in the state where the Property is located; (2) BBRS is an affiliate of Buyer; and (3) BBRS has and will exclusively represent Buyer in connection with the transactions contemplated by this Agreement.

(iii)        Buyer and Seller acknowledge having received and having reviewed the disclosures set forth in attached Exhibit B.

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Initials of Seller:	Initials of Buyer:

_____________	_____________

(d)          Commission. Seller agrees to pay a commission to BBRS in the amount of one percent (1%) of the Purchase Price (the "BBRS Commission"). Seller shall cause the Escrow Agent (as defined below) to deliver the BBRS Commission to BBRS on the Closing Date (as defined below) or upon the termination of this Agreement pursuant to Section 16(a) based on Seller's breach of this Agreement.

(e)          Indemnity. Each party agrees to indemnify, defend, and hold harmless the other party, its successors, assigns, and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation attorney fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s, or finder’s fees of any person claiming by or through such party, other than Seller's Broker or BBRS which shall be compensated as provided above. The obligations of Seller and Buyer under this Section 2 will survive the Closing and the termination of this Agreement.

3.          Purchase Price and Earnest Money. The purchase price for the Property (the "Purchase Price") will be three million seven hundred thousand dollars ($3,700,000). The Purchase Price, plus or minus prorations, adjustments and credits provided for in this Agreement, will be paid in cash or cash equivalent to Seller at Closing.

(a)          Earnest Money. Buyer will deposit with First American Title Insurance Company of South Carolina (the "Escrow Agent") cash or certified funds, as earnest money deposits, in the following amounts (collectively, the "Earnest Money"):

(i)          Provided this Agreement has not been previously terminated in accordance with its terms, within three (3) business days after completion of the Audit (as defined below) and the Qualification (as defined below) Buyer will deposit Five Thousand Dollars ($5,000) (the "Initial Deposit") with Escrow Agent. From and after the date of deposit, the Initial Deposit will be part of the Earnest Money for all purposes of this Agreement.

(ii)         Provided this Agreement has not been previously terminated in accordance with its terms, within three (3) business days after Funding Milestone #1 (as defined below) is met Buyer will deposit an additional Five Thousand Dollars ($5,000) (the "First Additional Deposit") with Escrow Agent. From and after the date of deposit, the Second Additional Deposit will be part of the Earnest Money for all purposes of this Agreement.

(iii)        Provided this Agreement has not been previously terminated in accordance with its terms, within three (3) business days after Funding Milestone #2 (as defined below) is met Buyer will deposit an additional Five Thousand Dollars ($5,000) (the "Second Additional Deposit") with Escrow Agent. From and after the date of deposit, the Second Additional Deposit will be part of the Earnest Money for all purposes of this Agreement.

At Closing (as defined below), Buyer will receive a credit against the Purchase Price in the amount of the Earnest Money. Provided this Agreement has not been previously terminated in accordance with its terms, the Earnest Money shall become nonrefundable on the date (the "Nonrefundable Date") that Buyer has obtained satisfactory commitments on the Platform from BuildingBits Investors of an amount equal to seventy-five percent (75%) of the Funding Goal (as defined below), except as otherwise expressly provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, at any time prior to the Nonrefundable Date, Buyer may elect in its sole discretion to terminate this Agreement due to the actual or anticipated failure to obtain satisfactory commitments on the Platform from BuildingBits Investors of an amount equal to seventy-five percent (75%) of the Funding Goal by delivering written notice thereof to Seller, in which case this Agreement will terminate, the Escrow Agent shall promptly return any Earnest Money on deposit with Escrow Agent to Buyer, and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement).

(b)          Remainder of Purchase Price. The remainder of the Purchase Price, plus or minus prorations, adjustments and credits provided for in this Agreement, will be paid in cash or cash equivalent to Seller at Closing.

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4.          Closing. Subject to the terms and conditions of this Agreement, the closing of the transaction contemplated by this Agreement (the "Closing") will take place on or before the date (the "Closing Date") that is forty-five (45) days after the later to occur of: (a) the delivery date of the Contingency Approval Notice (as defined below); or (b) the expiration of the Funding Milestone #2 Period (as defined below). The Closing will occur through the Escrow (as defined below). No party shall be required to be present at the Closing.

5.          Escrow. This transaction will be closed through an escrow (the "Escrow") established with Fidelity National Title Insurance Company, National Services, Attention: Andrew McGarry, 5565 Glenridge Connector, Suite 300, Atlanta, Georgia 30342 (the "Escrow Agent") in accordance with this Agreement. Upon creation of the Escrow, anything herein to the contrary notwithstanding, the transfer and conveyance of the Property, the payment of funds, and the delivery of the Escrow Closing Documents (as defined below) and other documents required to close the transaction contemplated by this Agreement will be made through the Escrow. The Closing will take place so that the Title Company’s commitment to issue the Title Policy (as defined below) will be delivered to Buyer, and Seller will receive the net sale proceeds, on the Closing Date.

6.          Conveyance and Title Matters.

(a)          Title Objections. Seller shall request Escrow Agent to cause to be delivered to Buyer a preliminary title report (the "Preliminary Report") from a title company affiliated with the Escrow Agent (the "Title Company"), showing the status of Seller’s title to the Property, together with complete and legible copies of all documents shown therein as exceptions to title ("Exceptions"). Buyer shall have until the date that is five (5) days after the Title Company delivers the Preliminary Report and Exceptions to Buyer within which to give notice in writing to Seller of any objection to such title or to any liens or encumbrances affecting the Property. Within five (5) days after receipt of such notice from Buyer, Seller shall give Buyer written notice of whether it is willing and able to remove the objected-to Exceptions. Without the need for objection by Buyer, Seller shall, with respect to liens and encumbrances that can be satisfied and released by the payment of money, eliminate such exceptions to title on or before Closing. Within five (5) days after receipt of such notice from Seller (the "Title Contingency Date"), Buyer shall elect whether to: (i) purchase the Property subject to those objected-to Exceptions which Seller is not willing or able to remove; or (ii) terminate this Agreement. If Buyer fails to give Seller notice of Buyer’s election, then such inaction shall be deemed to be Buyer’s election to terminate this Agreement. On or before the Closing Date (defined below), Seller shall remove all Exceptions to which Buyer objects and which Seller agrees, or is deemed to have agreed, Seller is willing and able to remove. All remaining Exceptions set forth in the Preliminary Report and those Exceptions caused by or agreed to by Buyer shall be deemed "Permitted Exceptions."

(b)          New Exceptions. In the event that (i) subsequent to the delivery to Buyer of the Preliminary Report, the Title Company issues an update to the Preliminary Report that shows an exception to title not previously listed (a "New Exception"), Buyer shall have five (5) business days following receipt of such update to the Preliminary Report and the underlying documents to object in writing (the "Buyer’s New Exception Notice") to such New Exception. Buyer’s failure to approve or disapprove any New Exception within the period described in the initial sentence of this Section 6(b) shall be deemed disapproval thereof. If Buyer timely disapproves, or is deemed to have disapproved, any New Exception, then Seller may, but shall not be obligated to, correct such New Exceptions specified in such notice at or prior to the Closing Date; provided, however, if Seller is able and willing to eliminate or cure all of such New Exceptions which Buyer has disapproved, Seller shall notify Buyer in writing within five (5) days of Seller’s receipt of Buyer’s New Exception Notice or deemed disapproval ("Seller’s New Exception Notice Period") that Seller intends to eliminate or cure (said notice hereinafter called "Seller’s New Exception Notice") and in which case the elimination or curing by Seller of the New Exception(s) specified by Seller for cure or elimination in Seller’s New Exception Notice shall be completed on or before the Closing Date. If Seller does not deliver Seller’s New Exception Notice to Buyer within Seller’s New Exception Notice Period, Buyer is deemed to be notified that Seller is unable or unwilling to eliminate or cure the disapproved New Exception(s). If Seller (i) does not timely deliver Seller’s New Exception Notice, or (ii) notifies or is deemed to have notified Buyer that Seller is unable or unwilling to cure any disapproved New Exception(s), then, unless Buyer waives, in writing, those disapproved New Exception(s) for which Seller has elected or is deemed to have elected to not cure within five (5) days following Seller’s New Exception Notice Period, this Agreement shall terminate, the Escrow Agent shall promptly return any Earnest Money on deposit with Escrow Agent to Buyer, and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement. If necessary, the Closing Date shall be extended to the third (3rd) business day following the running of the time limits stated in this Section 6(b).

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7.          Conditions to Closing.

(a)          Due Diligence Materials. Within three (3) days following the Effective Date, and to the extent Seller has not already done so, Seller will provide Buyer with copies of the following documents to the extent in the possession or control of Seller:

(i)          The Rent Roll

(ii)         The Title Report and a copy of Seller’s existing survey of the Property.

(iii)        This section intentionally deleted.

(iv)        All certificates of occupancy, floor plans, "as built" or working drawings, site plans, specifications, and the most recent title policy relating to the Property.

(v)         The Lease, subject to the confidentiality provisions in Section 40 thereof).

(vi)        The Contracts and Licenses.

(vii)       This section intentionally deleted.

In addition, Seller will make available to Buyer for inspection and copying at either Seller’s office or at the office of the Property those materials listed on the attached Schedule 7(a), to the extent not already mentioned above and to the extent such materials exist and are in Seller’s possession or control. The foregoing documents are collectively referred to herein as the "Due Diligence Materials."

(b)          Platform Funding Milestones. Seller acknowledges that Buyer intends to raise some or all of the equity required to acquire Property from BuildingBits Investors by listing the Property on the Platform in accordance with Section 2(a). Seller further acknowledges that Seller will have the right to access the Platform and will have the ability to monitor the status of the milestones contemplated in this Section 7(b). Moreover, Buyer and BBRS agree from time to time, following receipt of written request from Seller, to provide Seller with a status report concerning the status of the milestones contemplated in this Section 7(b). Buyer's obligation to purchase the Property shall be subject to the timely satisfaction of the following conditions:

(i)          Qualification. Buyer shall have an initial period of thirty (30) calendar days (the "Qualification Period") for Buyer to engage, at Buyer’s cost, a third party CPA firm to prepare audited financial statements for the subject property ("Audit") and undertake the process of qualifying the asset as part of an SEC Regulation A+ offering ("Qualification") of the Property, to the extent necessary or desirable. If both the Audit and the Qualification are not completed within the initial Qualification Period, then the Qualification Period will be automatically extended for an additional thirty (30) calendar days. If both the Audit and the Qualification are not completed within the Qualification Period, as extended, then Seller may terminate this Agreement by delivering written notice thereof to Buyer within two (2) business days after the expiration of the Qualification Period, as extended, in which case this Agreement will terminate, the Escrow Agent shall promptly return any Earnest Money on deposit with Escrow Agent to Buyer, and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement). At any time within the Qualification Period, as it may be extended, Buyer may elect in its sole discretion to terminate this Agreement due to the actual or anticipated failure to complete the Audit and the Qualification by delivering written notice thereof to Seller, in which case this Agreement will terminate, the Escrow Agent shall promptly return any Earnest Money on deposit with Escrow Agent to Buyer, and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement).

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(ii)         Funding Milestone #1. Provided this Agreement has not been previously terminated in accordance with its terms, Buyer shall have an initial period of thirty (30) calendar days (the "Funding Milestone #1 Period") from the expiration of the Qualification Period to obtain satisfactory commitments on the Platform from BuildingBits Investors of an amount ("Funding Milestone #1") equal to six percent (6%) of one million three hundred thousand dollars ($1,300,000) (the "Funding Goal"). If Funding Milestone #1 is not met by the expiration of the initial Funding Milestone #1 Period, then Seller may terminate this Agreement by delivering written notice thereof to Buyer within two (2) business days after the expiration of the initial Funding Milestone #1 Period, in which case this Agreement will terminate, the Escrow Agent shall promptly return any Earnest Money on deposit with Escrow Agent to Buyer, and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement). In the event that Seller does not timely exercise the foregoing termination right, then the Funding Milestone #1 Period will be automatically extended for an additional thirty (30) calendar days. If Funding Milestone #1 is not met by the expiration of the Funding Milestone #1 Period, as extended, then Seller may terminate this Agreement by delivering written notice thereof to Buyer within two (2) business days after the expiration of the Funding Milestone #1 Period, as extended, in which case this Agreement will terminate, the Escrow Agent shall promptly return any Earnest Money on deposit with Escrow Agent to Buyer, and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement). At any time within the Funding Milestone #1 Period, as it may be extended, Buyer may elect in its sole discretion to terminate this Agreement due to the actual or anticipated failure to meet Funding Milestone #1 by delivering written notice thereof to Seller, in which case this Agreement will terminate, the Escrow Agent shall promptly return any Earnest Money on deposit with Escrow Agent to Buyer, and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement).

(iii)        Funding Milestone #2. Provided this Agreement has not been previously terminated in accordance with its terms, Buyer shall have an initial period of thirty (30) calendar days (the "Funding Milestone #2 Period") which shall commence the day following Funding Milestone #1 was met to obtain satisfactory commitments on the Platform from BuildingBits Investors of an amount ("Funding Milestone #2") equal to thirty-five percent (35%) of the Funding Goal. If Funding Milestone #2 is not met by the expiration of the initial Funding Milestone #2 Period, then Seller may terminate this Agreement by delivering written notice thereof to Buyer within two (2) business days after the expiration of the initial Funding Milestone #2 Period, in which case this Agreement will terminate, the Escrow Agent shall promptly return any Earnest Money on deposit with Escrow Agent to Buyer, and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement). In the event that Seller does not timely exercise the foregoing termination right, then the Funding Milestone #2 Period will be automatically extended for an additional thirty (30) calendar days. If Funding Milestone #2 is not met by the expiration of the Funding Milestone #2 Period, as extended, then Seller may terminate this Agreement by delivering written notice thereof to Buyer within two (2) business days after the expiration of the Funding Milestone #2 Period, as extended, in which case this Agreement will terminate, the Escrow Agent shall promptly return any Earnest Money on deposit with Escrow Agent to Buyer, and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement). At any time within the Funding Milestone #2 Period, as it may be extended, Buyer may elect in its sole discretion to terminate this Agreement due to the actual or anticipated failure to meet Funding Milestone #2 by delivering written notice thereof to Seller, in which case this Agreement will terminate, the Escrow Agent shall promptly return any Earnest Money on deposit with Escrow Agent to Buyer, and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement).

(c)          Buyer’s Inspection Condition.

(i)          Duration; Scope of Inspections. Buyer (and Buyer’s representatives, agents and consultants), will have a period commencing on the Effective Date and ending upon the expiration of the Funding Milestone #2 Period (the "Inspection Period"), to inspect the Property. Buyer may continue with such inspections after the Inspection Period if Buyer has delivered its Approval Notice (as defined below). Without limiting the generality of the foregoing, but subject to the terms of this Section 7(c), (1) except as provided below, Seller will permit Buyer to examine, at all reasonable times, all books and records (including without limitation financial and operating statements) in Seller’s possession or control relating to the Property, (2) Buyer will have the right to (A) inspect the Land, Improvements, Appurtenant Rights, and Personal Property, (B) review the Leases, Contracts, Licenses, Intangibles and all Due Diligence Materials, (C) discuss the Property with, and obtain additional information from, tenants and any property manager, and (D) conduct geophysical feasibility tests of the Property and an environmental audit or audits of the Property (with copies of the reports relating to such audits delivered to Seller when completed), including sampling, and (3) Buyer will be given complete access to the Property for the purpose of making such tests, inspections, and investigations.

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(ii)         Conduct of Inspections. Buyer, in the conduct of its due diligence investigation of the Real Property or otherwise, will not interfere with or hinder the operation of the Real Property or the tenants or occupants thereof. Seller will provide Buyer and Buyer’s representatives, agents and consultants with reasonable access to the Real Property between 9:00 a.m. and 5:00 p.m. on weekdays, subject to the rights of the Real Property tenants or occupants and provided that: (A) Buyer will notify Seller or one of Seller’s agents not less than one (1) business day in advance of entering the Real Property; (B) neither Buyer nor its representatives, agents or consultants will communicate directly with any tenant of the Real Property without the accompaniment by Seller, Seller’s manager or Seller’s agents for the Real Property if requested by Seller; (C) Buyer and its representatives, agents and consultants will keep the Real Property free and clear of any mechanic’s or materialmen’s liens arising out of any such entry, will promptly restore any damage caused by them, will perform all investigations in a safe and professional manner, will not allow any dangerous or hazardous conditions, and will comply with all applicable laws and governmental regulations; (D) Seller or any of its representatives or agents may accompany Buyer and any of its representatives and agents during their visit to the Real Property; (E) Buyer will not perform or authorize any invasive testing of the Real Property without Seller’s prior written consent, which shall not be unreasonably withheld or delayed; and (F) prior to entry upon the Real Property, Buyer will deliver to Seller evidence of such party’s liability insurance coverage by an insurer reasonably acceptable to Seller and with combined single limits of not less than One Million Dollars ($1,000,000) per occurrence. All such tests, investigations, and studies will be at Buyer’s sole cost and expense.

(iii)        Indemnification For Inspection Activities. In the event of any damage to the Property caused by Buyer, its agents, engineers, employees, contractors, or surveyors (including without limitation pavement, landscaping, and surface damage), Buyer will pay the reasonable cost incurred by Seller to restore the Property to the condition existing prior to the performance of such tests, investigations, or studies. Buyer will defend, indemnify, and hold Seller harmless from any and all damage, liability, cost, and expense (including without limitation reasonable attorney fees, court costs, and costs of appeal) suffered or incurred by Seller for injury to persons or property caused by Buyer, its agents, engineers, employees, contractors or surveyors or by Buyer’s investigations, tests, studies, and/or inspections of the Property (provided that the foregoing indemnification shall not apply to the discovery of pre-existing conditions at the Property as a result of Buyer’s investigations). The obligations of Buyer under this subparagraph will survive termination of this Agreement.

(iv)        Buyer’s Approval of Property. In addition to conducting inspections, Buyer may conduct and complete such analyses, evaluations, tests, and investigations of the Property as Buyer may determine in its sole discretion. If, in the sole discretion and at the sole election of Buyer, any of Buyer’s evaluations, tests, inspections, or investigations are unsatisfactory to Buyer, in any manner or for any reason (or for no reason whatsoever) in Buyer’s sole discretion, including without limitation for reasons relating to Buyer’s financial analysis of the Property for Buyer’s intended use or any purpose, restrictions on use of the Property, matters relating to zoning, government approvals, appraised value, or other matters impacting the condition or value of the Property, Buyer may terminate this Agreement. If Buyer notifies Seller, in writing, on or before 5:00 p.m. Pacific time on the last business day of the Inspection Period (the "Contingency Removal Date") of Buyer’s approval of the Property in all respects and Buyer’s election to proceed under this Agreement ("Contingency Approval Notice"), then this Agreement will remain in full force and effect. If Buyer fails to deliver its Contingency Approval Notice on or before the Contingency Removal Date, this Agreement will terminate, the Earnest Money will be delivered to Buyer, and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement).

(d)          Seller’s Termination of Contracts Not Assumed by Buyer Prior to Closing, Buyer shall provide Seller with written notice of those Contracts Buyer elects to assume at Closing (the "Assumed Contracts"). Seller will be responsible for terminating all of the Contracts that Buyer does not elect to assume, at or prior to Closing.

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(e)          Buyer Financing. The obligation of Buyer to close the transaction contemplated by this Agreement is contingent upon the closing of a mortgage loan secured by the Property from Buyer's lender of choice on terms satisfactory to Buyer in Buyer's sole and absolute discretion (the "Buyer Financing"). Without limiting the foregoing, so long as this Agreement remains in effect, Buyer, at its expense, shall use commercially reasonable efforts to obtain a commitment for the Buyer Financing and to satisfy the closing conditions of the Buyer Financing applicable to Buyer. Buyer shall be responsible for any costs, fees or expenses arising out of the Buyer Financing. Buyer may terminate this Agreement at any time prior to the Closing Date due to the actual or anticipated failure to close the Buyer Financing by delivering written notice thereof to Seller, in which case this Agreement will terminate, the Escrow Agent will return any Earnest Money on Deposit with Escrow Agent to Buyer, and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement).

(f)          Delivery of Tenant Estoppel Certificates to Buyer. Seller will present to all tenants and will use commercially reasonable efforts to deliver to Buyer, not less than five (5) business days prior to the Closing Date, an estoppel letter from the Tenant of the Property in the form of attached Exhibit C or in such other form as may be reasonably acceptable to Buyer and Buyer’s lender (the "Tenant Estoppel Certificates"), each certified to Buyer and Buyer’s lender. It is an express condition of Buyer’s obligations under this Agreement that Seller shall deliver Tenant Estoppel Certificates, dated no more than thirty (30) days prior to Closing from Tenant with such Tenant Estoppel Certificate containing no material adverse facts or qualifications (the "Estoppel Minimum"). Seller’s failure to deliver the Estoppel Minimum will in no instance constitute a default by Seller under this Agreement, and in the event of such failure Buyer’s sole right will be either to terminate this Agreement or to waive the requirement for such estoppel letter (to the extent not provided) and proceed with Closing.

(g)          Delivery of SNDAs to Buyer. Seller also agrees to present to Tenant for consideration and execution, and use commercially reasonable efforts to obtain, Buyer’s lender’s requested form of subordination, non-disturbance, and attornment agreement ("SNDA"). It is an express condition of Buyer’s obligations under this Agreement that Seller shall deliver an SNDA from Tenant. Seller’s failure to deliver the SNDA will in no instance constitute a default by Seller under this Agreement, and in the event of such failure Buyer’s sole right will be either to terminate this Agreement or to waive the requirement for such SNDA and proceed with Closing.

(h)          Further Conditions of Buyer’s Obligations. The obligation of Buyer to close the transaction contemplated by this Agreement is further subject to the conditions that (i) all of the representations and warranties of Seller contained in this Agreement are true and correct, in all material respects, at the Effective Date and as of the Closing Date, and (ii) all of the obligations and duties of Seller to be performed hereunder on or before the Closing Date shall have been completed in a timely manner and performed in all material respects.

(i)          Conditions of Seller’s Obligations. The obligation of Seller to close the transaction contemplated by this Agreement is subject to the conditions that (i) all of the representations and warranties of Buyer contained in this Agreement are true and correct, in all material respects, at the Effective Date and as of the Closing Date, and (ii) all of the obligations and duties of Buyer to be performed hereunder on or before the Closing Date shall have been completed in a timely manner and performed in all material respects.

(j)          Failure of Condition. If any of the conditions in paragraphs (a) – (g) above is not timely satisfied, for a reason other than the default of Seller under this Agreement, then Buyer may, at Buyer’s option, either (i) waive such condition in writing delivered to Seller or (ii) terminate this Agreement by notice to Seller, in which case (A) the Escrow and the rights and obligations of Buyer and Seller shall terminate, except as otherwise expressly provided herein; (B) Escrow Agent is hereby instructed to promptly return to Seller and Buyer all funds, together with any accrued interest on such funds, and documents deposited by them, respectively, into Escrow which are held by Escrow Agent on the date of said termination; and (C) the cancellation charges required to be paid by and to Escrow Agent and the Title Company shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer and all other charges shall be borne by the party incurring same.

8.          Representations and Warranties. To induce Buyer to execute and perform this Agreement, Seller makes the following representations and warranties to Buyer, as of the Effective Date and again as of the Closing Date:

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(a)          Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement.

(b)          There are no parties in possession and no leases or occupancy agreements affecting all or any part of the Property, except as disclosed in the Rent Roll, and there are no written or oral promises, understandings, agreements or other commitments between Seller and any tenant or other person affecting the Property, that will be in force or effect on and after the Closing Date, except as disclosed in the Due Diligence Materials.

(c)          To the best of Seller's knowledge, the Due Diligence Materials and all other documents related to the Property provided or to be provided to Buyer pursuant to the terms of this Agreement are true, accurate and complete copies or originals.

(d)          Seller has received no written notice of and has no knowledge that eminent domain or other legal proceedings affecting the Real Property are pending or threatened.

(e)          Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

(f)          Seller has not received any notice of any violation of any applicable law (including any environmental law), code, rule, regulation, ordinance, requirement, covenant, condition or restriction relating to the condition or present use or occupancy of the Property by any person, authority or agency having jurisdiction.

(g)          To the best of Seller's knowledge, neither Seller nor any prior owner or operator of the Property has used, generated, manufactured, stored or disposed of any hazardous materials in violation of any environmental law in, at, on, under or about the Property or any portion thereof, or transported any hazardous materials in violation of any environmental law to or from the Property.

(h)          To the best of Seller's knowledge, there are no concealed material defects with respect to the physical condition of the Property.

(i)          There are no suits or claims pending or, to the best of Seller’s knowledge, threatened with respect to or in any manner affecting the Property or Seller.

(j)          No person has any option, right of first refusal or other right to purchase the Property or any part thereof or interest therein.

(k)          To the best of Seller's knowledge, the Property is an independent legal lot of record and a separate tax lot, and the Property has lawful pedestrian and vehicular access to and from public rights-of-way.

(l)          Seller has entered into no brokerage or leasing commission agreements with respect to the Property, where a commission or fee has been earned but not fully paid or which will remain in effect after Closing.

(m)          There are no claims or bills for labor performed on and/or materials furnished to the Property other than those disclosed in the Due Diligence Materials.

9.          Seller’s Covenants. From and after the Effective Date through the Closing Date, Seller and Seller’s agents will, at Seller’s expense:

(a)          Maintain the Property in the condition in which it existed as of the Effective Date, normal wear and tear excepted, free from mechanics’ liens, and operate the Property in a manner consistent with current practice, and perform all of Sellers’s obligations under the Leases, Contracts, and Licenses;

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(b)          Keep in existence all fire, extended coverage, business interruption, rent loss, or similar insurance policies, and all public liability insurance policies, that are in existence as of the Effective Date with respect to the Property;

(c)          Not (i) amend, waive any rights under, terminate, or extend any Lease, Contract, or License, (ii) apply any security or other deposits held under any Lease, Contract, or License to delinquent rents, or (iii) enter into new leases, contracts, or licenses without Buyer’s prior written consent, which consent will not be unreasonably withheld prior to the Contingency Removal Date and which consent may be withheld at Buyer’s sole discretion after the Contingency Removal Date;

(d)          Not (i) market the Property; (ii) sell, offer to sell, or negotiate to sell the Property to any party other than Buyer; or (iii) take any action to solicit, initiate, or encourage the submission of a back-up offer for the Property.

(e)          Promptly advise Buyer in writing of any changes in circumstances that would render the representations and warranties made by Seller in this Agreement false or misleading in any material respect; and

(f)          Give appropriate notices of termination of those Contracts not assumed by Buyer, as provided for in Section 8(d) above, so that each non-assumed Contract will be terminated within thirty (30) days of the Closing Date.

10.        Survival.

(a)          Survival of Representations. All the representations, warranties, and covenants of Seller and Buyer contained in this Agreement or in any of the Escrow Closing Documents (as defined below) are material, none will merge into the Deed, and all will survive the Closing Date or termination of this Agreement for a period of eighteen (18) months (the "Survival Period"). All rights of Buyer hereunder or under any of the Escrow Closing Documents, with respect to any surviving representation, warranty, covenant, or indemnity will be deemed waived if Buyer does not, by written notice to Seller, advise Seller of any alleged breach of representation, warranty, or covenant, or any alleged indemnification obligation, prior to the expiration of the Survival Period. Subject to the limitation set forth in the immediately preceding sentence, all remedies will be those set forth in Section 16 below. The provisions of this Section 10 will survive Closing.

(b)          Survival of Provisions.

(i)          Buyer’s Acceptance of Deed. Acceptance by Buyer of the Deed at Closing will constitute an acknowledgment by Buyer of full performance by Seller of all of Seller’s obligations under this Agreement, subject to the obligations of Seller that are expressly provided in this Agreement to survive Closing.

(ii)         Survival of Buyer’s Obligations. Any of Buyer’s obligations under this Agreement that are expressly provided in this Agreement to survive Closing or that imply or contemplate performance or observance after the Closing Date will survive Closing.

(c)          Survival of this Section. The provisions of this Section 10 will survive Closing.

11.        Deliveries at Closing.

(a)        Conveyance Documents. On the Closing Date, Seller will transfer and convey title to the Property to Buyer free and clear of all liens and encumbrances, other than real and personal property taxes not yet due and payable, and the Permitted Exceptions, by:

(i)          Delivering a recordable special Warranty deed executed by Seller, in the form of the attached Exhibit D, subject only to the Permitted Exceptions, and conveying fee simple title to the Real Property and Appurtenances to Buyer (the "Deed");

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(ii)         Delivering a Bill of Sale executed by Seller, in the form of the attached Exhibit E, transferring the Personal Property to Buyer (the "Bill of Sale"); and

(iii)        Delivering two originals of an Assignment and Assumption Agreement executed by Seller, in the form of the attached Exhibit F, transferring all of Seller’s right, title, and interest in and to the Assumed Contracts, the Licenses, the Leases, and the Intangibles to Buyer (the "Assignment Agreement").

The foregoing documents and instruments are collectively referred to herein as the "Conveyance Documents."

(b)          Escrow Closing Documents. On the Closing Date, Seller will deliver the following documents (the "Escrow Closing Documents") to the Escrow Agent, all duly executed by Seller, where appropriate, each of which will be a condition precedent to Buyer’s obligation to close the transaction contemplated by this Agreement (and one or more of which may be waived in writing by Buyer, in its sole discretion, on or prior to the Closing Date):

(i)          The Conveyance Documents;

(ii)         To the extent required by the Title Company, an ALTA statement or affidavit and gap indemnity agreement, each in customary form;

(iii)        Seller’s counterpart of an estimated closing statement setting forth credits and prorations made in accordance with Section 12 below (the "Prorate Statement");

(iv)        A certification of non-foreign status satisfying Section 1445 of the Internal Revenue Code of 1986, as amended;

(v)         Executed counterparts of real estate transfer declarations, if applicable;

(vi)        Evidence of Seller’s existence and authority to perform its obligations under this Agreement, in form and substance reasonably satisfactory to the Title Company;

(vii)       A current Rent Roll certified by an officer of Seller; and

(viii)      Such other documents, instruments, gap undertakings, consents or agreements as may be reasonably requested by the Title Company or the Escrow Agent, in order to issue to Buyer an extended coverage owner’s title insurance policy (the "Title Policy") in the amount of the Purchase Price, subject only to the Permitted Exceptions and including those endorsements that the Title Company has agreed to issue to Buyer or Buyer’s lender (it being understood that the Title Policy may be issued at Closing in the form of a title commitment or a pro forma title policy, hand-marked and initialed by Buyer and the Title Company, and dated as of the Closing Date, so as to be the equivalent of the Title Policy).

(c)          Seller Closing Items. On the Closing Date, Seller will deliver the following items and documents (the "Seller Closing Items") to Buyer, all duly executed by Seller, where appropriate, each of which will be a condition precedent to Buyer’s obligation to close the transaction contemplated by this Agreement (and one or more of which may be waived in writing by Buyer, in its sole discretion, on or prior to the Closing Date):

(i)          All keys and access cards to, and combinations to locks and other security devices located at, the Property, if applicable; and

(ii)         All of the original Leases, Contracts, and Licenses in possession of Seller, together with (1) a letter from Seller advising the tenants under the Leases of the assignment of their respective Leases to Buyer and the manner in which rent is to be paid subsequent to Closing, in a form reasonably satisfactory to Buyer; and (2) evidence of termination of the Contracts designated by Buyer as not being assumed by Buyer, if applicable.

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(d)          Buyer Deliveries. On the Closing Date, Buyer will deliver the following to the Escrow Agent, in form and substance reasonably acceptable to Seller, all duly executed by Buyer, where appropriate, each of which will be a condition precedent to Seller’s obligation to close the transaction contemplated by this Agreement:

(i)          Executed counterparts of the real estate transfer declarations described above, if applicable;

(ii)         Two original counterparts of the Assignment Agreement;

(iii)        Buyer’s counterpart of the Prorate Statement;

(iv)        Evidence of Buyer’s existence and authority to perform its obligations under this Agreement, in form and substance reasonably satisfactory to the Title Company;

(v)         The Purchase Price, less the Earnest Money, and plus or minus prorations and adjustments as provided herein; and

(vi)        Such other documents, instruments, or agreements as may be reasonably requested by the Title Company or the Escrow Agent in order to issue the Title Policy and to otherwise consummate the Closing.

(e)          Closing. When the Escrow Agent has received all of the deposits listed in this Section 11, is prepared to issue the Title Policy having an effective date as of the date the Deed is recorded, in the amount of the Purchase Price and insuring the title of Buyer in the Property, subject only to the Permitted Exceptions and including those endorsements that the Title Company has agreed to issue to Buyer or Buyer’s lender, and is otherwise in a position to consummate the Closing, the Escrow Agent is then authorized and instructed to simultaneously proceed as follows:

(i)          Record the Deed;

(ii)         Pay the disbursements as shown on the Prorate Statement from the funds deposited by Buyer;

(iii)        Deliver to Buyer the Title Policy, the recorded Deed, the Bill of Sale, one original of the Assignment Agreement, Buyer’s counterpart to the Prorate Statement, and copies of all other documents submitted by the parties in connection with the Closing; and

(iv)        Deliver to Seller one original of the Assignment Agreement, Seller’s counterpart of the Prorate Statement, and copies of all other documents submitted by the parties in connection with the Closing.

(v)         The Purchase Price, less the Earnest Money, and plus or minus prorations and adjustments as provided herein; and

The Title Policy may be issued at Closing in the form of a commitment or a pro forma title policy, hand-marked and initialed by Buyer and the Title Company, and dated as of the Closing Date, so as to be the equivalent of delivery of the Title Policy.

12.        Closing Costs; Prorations.

(a)          Generally. Seller shall pay the premium for the Title Policy, provided, however, if Buyer elects to obtain an ALTA extended form policy of title insurance and/or any endorsements, Buyer shall pay the difference in the premium relating to such election. Seller and Buyer shall each pay one-half (1/2) of the escrow fees charged by the Escrow Agent. Any excise tax and/or transfer tax due in connection with the conveyance of the Property shall be paid by Seller. Real property taxes for the tax year of the Closing, assessments (if a Permitted Exception), personal property taxes, rents and other charges arising from existing Leases paid for the month of Closing, interest on assumed obligations, utilities, and fees due under the Assumed Contracts shall be prorated as of the Closing Date. If applicable, prepaid rents, security deposits, and other unearned refundable deposits relating to Leases shall be assigned and delivered to Buyer at Closing.

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(b)          Rents. Except for delinquent rent as addressed below, all rent under the Leases shall be prorated effective as of the Closing Date. Delinquent rent due but not received prior to Closing shall not be prorated but shall remain the property of Seller. Payments received from Tenants from and after the date of Closing shall be applied first to rents then due for the current period and then to rents delinquent as of the date of Closing. Buyer shall use reasonable efforts to collect delinquent rents for the benefit of Seller for a period not to exceed sixty (60) days after the Closing Date, and shall cooperate with Seller in the collection of any delinquent amounts; provided, however, Buyer will not be obligated to sue any tenants or exercise any legal remedies under the Leases, including, but not limited to, unlawful detainers, or to incur any expense over and above its own regular collection expenses.

(c)          Taxes. If the Closing shall occur before the real property taxes payable on the Property for the tax year in which Closing occurs are known, the proration of such taxes shall be upon the basis of the taxes payable for such Property during the immediately preceding tax year. Subsequent to the Closing, but no later than sixty (60) days after the actual taxes for the Property have been determined for the tax year in which Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or pay such sums as shall be necessary to effect such adjustment.

13.        Possession. Possession of the Property will be delivered to Buyer at Closing, free and clear of all liens and claims other than Permitted Exceptions and the rights of the tenants identified on the Rent Roll, as tenants only and without any purchase right or option, in the same condition as it exists on the Effective Date, ordinary wear and tear excepted and except as provided in Sections 14 and 15 hereof. Buyer will have the right to inspect the Property within three (3) days prior to Closing to verify that the condition of the Property is as required under this Agreement.

14.        Fire or Casualty. In the event of damage to the Property by fire or other casualty prior to the Closing Date, Seller will promptly notify Buyer of such fire or other casualty ("Casualty Notice"). Seller shall state in the Casualty Notice the cost that Seller in good faith estimates will be incurred to repair the casualty loss. If there is an uninsured loss in excess of two hundred thousand dollars ($200,000), Seller may elect to terminate this Agreement by written notice delivered to Buyer within five (5) days after the Casualty Notice, in which case the Earnest Money will be disbursed to Buyer and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement). If the fire or other casualty damage estimate is in excess of five percent (5%) of the Purchase Price and this Agreement is not terminated by Seller on account of an uninsured loss, then Buyer may elect, by written notice delivered to Seller on or before the sooner of (i) the twentieth (20th) day after Buyer’s receipt of the Casualty Notice or (ii) the Closing Date, to either: (a) close the transaction contemplated by this Agreement and receive either a reduction in the Purchase Price in the amount of the insurance policy deductible and any uninsured loss and receive all insurance claims and proceeds payable to Seller as a result of such fire or other casualty, with the same being paid or assigned to Buyer at Closing, or (b) terminate this Agreement and receive a return of the Earnest Money, in which case the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement). If the damage to the Property by fire or other casualty prior to the Closing Date would cost less than five percent (5%) of the Purchase Price to repair (as determined by Seller in good faith), Buyer will not have the right to terminate its obligations under this Agreement by reason thereof, and Seller will have the right to elect to either repair and restore the Property if such repair or restoration may be completed prior to the Closing Date or to credit the Purchase Price in the amount of the insurance policy deductible and any uninsured loss and assign and transfer to Buyer on the Closing Date all of Seller’s right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty. Seller will fully cooperate with Buyer, at Buyer’s sole out-of-pocket expense, post-closing to adjust and settle any such claim.

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15.        Condemnation. If, prior to the Closing Date, all or any part of the Property is taken by condemnation or a conveyance in lieu thereof, or if Seller receives notice of a condemnation proceeding with respect to the Property, then Seller will promptly notify Buyer of such condemnation or conveyance in lieu thereof. If the taking or threatened taking involves a material portion of the Property (as defined below), Buyer may elect, by written notice to be delivered to Seller on or before the sooner of (i) the twentieth (20th) day after Buyer’s receipt of such notice, or (ii) the Closing Date, to terminate this Agreement and receive a return of the Earnest Money, in which event the parties hereto will have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement). If Buyer elects to close this transaction notwithstanding such taking or condemnation, Buyer will be entitled to any award given to Seller as a result of such condemnation proceedings, with the same being paid or assigned to Buyer at Closing. As used herein, a "material portion of the Property" means any part of the Property that results in a limitation on access or parking or is otherwise reasonably required for the operation of the Property in the manner operated on the Effective Date. If any taking or threatened taking does not involve a material portion of the Property, Buyer will be required to proceed with the Closing, in which event Seller will assign to Buyer any award given to Seller (or the right to receive any such award) as a result of such condemnation proceedings.

16.	Default.

(a)          Pre-Closing Default by Seller. If Seller defaults hereunder upon or prior to Closing and fails to cure such default within three (3) business days after written notice of such default, or if prior to Closing it is determined that the representations and warranties of Seller set forth in this Agreement are not true and correct in all material respects on the Effective Date and as of the Closing Date, then as Buyer’s sole and exclusive remedy may elect either (i) to terminate this Agreement and receive a return of the Earnest Money (to be released by Escrow Agent only after having received mutually executed release instructions) and receive damages equal to Buyer’s actual out-of-pocket costs incurred to purchase the Property and payment to BBRS of the BBRS Commission, in which event each of the parties will be relieved of any further obligation to the other arising by virtue of this Agreement (except for obligations that are expressly intended to survive the termination of this Agreement), or (ii) to pursue specific performance of this Agreement.

(b)          Pre-Closing Default by Buyer. If Buyer defaults hereunder upon or prior to Closing and fails to cure such default within three (3) business days of written notice of such default, this Agreement will terminate and the Earnest Money will be disbursed and paid to Seller (upon Escrow Agent’s receipt of mutually executed release instructions) in full settlement of all claims against Buyer (with the exception of claims against Buyer related to obligations that are expressly intended to survive the termination of this Agreement). The parties agree that the amount of actual damages that Seller would suffer as a result of Buyer’s default would be extremely difficult to determine and have agreed, after specific negotiation, that the amount of the Earnest Money is a reasonable estimate of the Seller’s damages and the net detriment that Seller would suffer from a default by Buyer and is intended to constitute a fixed amount of liquidated damages in lieu of other remedies available to Seller and is not intended to constitute a penalty.

17.        Notices. Any notice, approval, demand, request, or other communication that either party may be required or may desire to give under this Agreement will be in writing and will be deemed to have been properly given if (a) hand delivered, (b) sent by a nationally recognized overnight delivery service, (c) sent by United States mail (certified mail, return receipt requested, or (d) sent by email, in each case, prepaid and addressed as shown below, or to such other or additional addresses as either party might designate by written notice to the other party.

If to Seller:

D3 Shenandoah, LLC

3841 Green Hills Village Dr., Suite 400

Nashville, TN 37215

Attention: _______________________________

Email: ___________________________

With Copy To:

E. H. Camp, III, Esq.

3841 Green Hills Village Dr., Suite 400

Nashville, TN 37215

Email: wcamp@oldacremcdonald.com

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If to Buyer:

Building Bits Properties I, LLC

c/o Building Bits Holdings, LLC

425 NW 10th Avenue, Suite 306

Portland, Oregon 97209

Attention: Alexander Aginsky, CEO

Email: a.aginsky@buildingbits.com

If to BBRS:

BuildingBits Real Estate Services, LLC

c/o Building Bits Holdings, LLC

425 NW 10th Avenue, Suite 306

Portland, Oregon 97209

Attention: Alexander Aginsky, CEO

Email: a.aginsky@buildingbits.com

Any such notice shall be deemed to have been given (i) upon delivery or refusal of a party to accept delivery thereof (including ignoring delivery attempts), if personally delivered or delivered by any nationally recognized form of airborne/overnight delivery service, or (ii) upon receipt or refusal if mailed by U.S. Postal Service, Certified, or (iii) if by email, when such notice is sent, provided that emails and other electronic communications that are received at any time after 5:00 p.m. (Pacific time) on a Business Day shall be deemed to have been given on the next following Business Day. Any notice given by email must be confirmed within forty-eight (48) hours by letter mailed or delivered to the appropriate party at its respective address in accordance with clauses (b) or (c) above. Either party may change the address at which it desires to receive notice upon giving written notice of such request to the other party. Buyer and Seller, and their respective counsel, hereby agree that notices may be given hereunder by the parties’ respective counsel, and that if any communication is to be given hereunder by Buyer’s or Seller’s counsel, such counsel may communicate directly with all principals, as required to comply with the foregoing provisions.

18.         Management Fees and Employees. On the Closing Date, Seller will deliver evidence satisfactory to Buyer that, unless expressly assumed by Buyer in writing, any current management or leasing agreements for the Property have been terminated (or notice of termination given), and that the manager and any brokers have been paid all commissions or fees due and payable. Buyer is not required to continue the employment of any employees of Seller or any property manager after the Closing Date. Seller will satisfy all obligations to all employees, if any, employed by Seller in the operation of the Property and provide Buyer with evidence thereof satisfactory to Buyer on the Closing Date.

19.         "AS IS" Sale. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT AND IN THE ESCROW CLOSING DOCUMENTS, BUYER ACKNOWLEDGES AND AGREES THAT BUYER WILL BE PURCHASING THE PROPERTY BASED SOLELY UPON ITS INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY, AND THAT BUYER WILL BE PURCHASING THE PROPERTY "AS IS" AND "WITH ALL FAULTS", BASED UPON THE CONDITION OF THE PROPERTY AS OF THE EFFECTIVE DATE, ORDINARY WEAR AND TEAR AND LOSS BY FIRE OR OTHER CASUALTY OR CONDEMNATION EXCEPTED, AND THAT SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PROPERTY. Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller, other than as expressly set forth in this Agreement and the Escrow Closing Documents. The provisions of this Section 19 will survive the Closing.

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20.        Assignment. Buyer will not have the right to assign this Agreement or any interest herein without the express written consent of Seller, which consent will not be unreasonably withheld, conditioned, or delayed; provided, however, that Seller’s consent will not be required if the assignment is to one or more affiliates of Buyer. For purposes of the foregoing, an "affiliate" will include: (a) any entity controlled by or under common control with Buyer; (b) any entity in which Buyer or an affiliate of Buyer is the managing member, manager, or general partner; (c) any person or entity who acquires an undivided interest in the Property with Buyer or an affiliate of Buyer in order to complete a Section 1031 exchange; and (d) any "joint venture" entity formed by Buyer or an affiliate of Buyer and in which Buyer or its affiliate has a one percent (1%) or more equity interest or otherwise is a material equity participant. With respect to any permitted assignment, Buyer will remain liable for, and the assignee(s) will assume, all obligations of Buyer hereunder. Buyer will notify Seller in writing of any assignment in sufficient time to allow the Closing to occur without delay or unreasonable burden.

21.        1031 Exchange. Either Seller or Buyer or their assignees (an "Exchanging Party") may elect to consummate the transaction hereunder in whole or in part as part of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that such like-kind exchange is accomplished at the sole cost of the Exchanging Party, without delaying the Closing Date or any other event scheduled under this Agreement, and without releasing the Exchanging Party from any obligation or liability under this Agreement. In connection with such exchange, the Exchanging Party will be permitted to assign its interest in this Agreement to one or more affiliates and/or to any exchange accommodator on behalf of such persons. If any such Exchanging Party so elects, the other party will reasonably cooperate with the Exchanging Party and will execute such documents and take such action as may be reasonably necessary in order to effectuate the transaction as a like-kind exchange in accordance with applicable rules governing such exchanges; provided, however, that (i) the Exchanging Party will have the responsibility to prepare any documentation required in order to effectuate such like-kind exchange, (ii) the cooperating party will have no obligation to incur any cost or take title to any other real or personal property, (iii) the Exchanging Party will assume all risks in connection with the designation, selection, and setting of terms of the purchase or sale of any exchange property, (iv) any documents to effectuate such exchange will be consistent with the terms and conditions contained in this Agreement, and (v) the Exchanging Party’s exchange will not result in any additional liability or cost to the other party.

22.	Miscellaneous Provisions.

(a)          Time of the Essence. Time is of the essence of each provision of this Agreement.

(b)          Entire Agreement. This Agreement (including its Exhibits and Schedules) contains the entire agreement between the parties relating to the transactions contemplated hereby.

(c)          Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State where the Land is located.

(d)          Partial Invalidity. If any of the provisions of this Agreement or the application thereof to any person or circumstance will, to any extent, be deemed invalid or unenforceable, the remainder of this Agreement and the application of such provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable will not be affected thereby.

(e)          Counterparts. This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which will be deemed an original, but all of which, together, will constitute one and the same instrument.

(f)          Exclusivity. Seller agrees it will neither market the Property nor negotiate for a sale thereof to any third party during the pendency of this Agreement.

(g)          Enforcement. In the event suit or action is commenced to interpret, enforce, or rescind this Agreement or otherwise arising out of or concerning this Agreement, the prevailing party will be entitled to recover from the other party all reasonable expenses paid or incurred by the prevailing party to prosecute or defend such suit or action, including without limitation attorney fees and other legal fees and costs, disbursements and court costs. The obligations under this Section 22(g) will survive the Closing or earlier termination of this Agreement.

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(h)          Arbitration. Any controversy or claim arising out of or relating to any post-Closing dispute related to this Agreement, the Purchase Documents or the Property, including without limitation the making, performance, or interpretation of this Agreement or any term, provision, or section hereof, shall be settled by binding arbitration; provided, however, that any party may resort to a court of competent jurisdiction to pursue any remedy of specific performance or to seek provisional remedies if unavailable through arbitration. Unless otherwise agreed, any arbitration shall be conducted in Portland, Oregon using the services and in accordance with the then-current rules of the Arbitration Service of Portland, Inc. ("ASP"). If ASP is no longer in existence, the arbitration shall be conducted in accordance with the then-current rules of the American Arbitration Association. The parties agree that the arbitrator shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive or exemplary damages, and the parties hereby waive any such claims. Judgment on the award may be entered in any court having jurisdiction. The parties agree that all facts and other information relating to any arbitration arising under this Agreement shall be kept confidential to the fullest extent permitted by law. This arbitration agreement shall survive Closing and/or termination of this Agreement.

(i)          Construction. This Agreement will not be construed more strictly against one party than against the other merely by virtue of the fact that the Agreement may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

(j)          Signatures. A facsimile, scanned, or photocopy signature on this Agreement, any amendment hereto, any non-recorded Closing Document, or any notice delivered hereunder will have the same legal effect as an original signature.

(k)          Computation of Periods. If the final day of any period of time in any provision of this Agreement falls upon a day that is not a business day, then the time of such period will be extended to the next business day. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period is so computed is to be included. As used in this Agreement, the term "business day" means any day of the week other than a Saturday, a Sunday, or a holiday observed by federally insured banks in the state where the Land is located or by the United States Postal Service.

(l)          Captions or Headings; Interpretation. The captions or headings of the sections and subsections of this Agreement are for convenience only, and will not control or affect the meaning or construction of any of the terms or provisions of this Agreement. Wherever in this Agreement the singular number is used, the same will include the plural and vice versa and the masculine gender will include the feminine gender and vice versa as the context will require.

(m)          Amendments and Waivers. No change, alteration, amendment, modification, or waiver of any of the terms or provisions of this Agreement will be valid unless the same will be in writing and signed by Buyer and Seller.

[Signatures appear on next page(s).]

17

IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

"SELLER"

a(n)

By:
Name:
Title:

"BUYER"

Building Bits Properties I, LLC,
A Delaware limited liability company

By:
Name:
Title:

"BBRS"

BuildingBits Real Estate Services, LLC,
An Oregon limited liability company

By:
Name:
Title:

Attachments:

Exhibit A:	Legal Description of Property
Exhibit B:	Broker Disclosures
Exhibit C:	Form of Tenant Estoppel
Exhibit D:	Form of Deed
Exhibit E:	Form of Bill of Sale
Exhibit F:	Form of Assignment Agreement
Schedule 7(a):	Due Diligence Materials

S-1

EXHIBIT A

Legal Description:

LEGAL DESCRIPTION: TRACT 1: Being a tract or parcel containing 1.0189 acres (44,381 square feet) of land situated in the William McDermott Survey, Abstract 389, Montgomery County, Texas, and being found on the ground as all of Restricted Reserve ³$´ of Commercial Reserves at Vision Park according to the plat thereof recorded in Cabinet Z, Sheet 3844, of the Montgomery County Map Records.

TRACT 2: Easements for ingress, egress, cross-access and parking created by that certain Easement Grant for Access, Ingress and Egress and Parking, executed by Charles L. Cauthorn, dated May 30, 2002, filed for record under Montgomery County Clerk's File No. 2002-054865. The Surveyors Certification shown hereon applies only to the 1.0189 acre tract shown hereon, the other tracts listed in said Easement Grant for Access, Ingress and Egress and Parking were not included in the scope of this survey.

TRACT 3: Easements for parking, driveway, ingress and egress and for construction, maintenance, repair and replacement of access drives created by Amended and Restated Covenants, Conditions & Restrictions for Global Shenandoah Center, dated May 18, 2016, by and between Global Shenandoah I, LLC and Shenandoah Joint Venture Holdings, LP, filed for record under Montgomery County Clerk's File No. 2016-064428. The Surveyors Certification shown hereon applies only to the 1.0189 acre tract shown hereon, the other tracts listed in said Amended and Restated Covenants, Conditions and Restrictions for Global Shenandoah Center were not included in the scope of this survey.

A-1

EXHIBIT B

Broker Disclosures

[INSERT STATE SPECIFIC DISCLOSURES]

B-1

EXHIBIT C

Form of Tenant Estoppel

[Date]

Building Bits Properties I, LLC

c/o Building Bits Holdings, LLC

425 NW 10th Avenue, Suite 306

Portland, Oregon 97209

Attention: Alexander Aginsky, CEO

[Lender Address:]

______________________________________

______________________________________

______________________________________

______________________________________

Attention: _____________________________

Ladies and Gentlemen:

_________________________________ ("Tenant") acknowledges that (a) ________________________ ("Landlord") has entered into an agreement with Building Bits Properties I, LLC ("Buyer") for the sale and purchase of the real property and improvements commonly known as _______________________ (the "Property"), (b) Landlord has requested Tenant to execute and deliver this Tenant Estoppel Certificate to Buyer and Buyer’s lender, who is providing financing with respect to the Property ("Lender"), and (c) Buyer, Lender, and their respective successors and assigns will rely upon the certifications by Tenant in this Tenant Estoppel Certificate in connection with the purchase and financing of the Property.

Tenant hereby certifies as follows:

1.          Tenant currently leases at the Property the premises commonly known as ____________________(the "Premises"), pursuant to the terms and conditions of that certain Lease Agreement (or comparably-titled document) dated as of _______________, between Landlord and Tenant, as amended by the following amendments or modifications: ______________________________________________________ (the "Lease"). Except for the Lease, there are no agreements (written or oral) or documents that are binding on Landlord in connection with the lease of the Premises. The Lease is valid, binding, and in full force and effect, and has not been modified or amended in any manner whatsoever except as described above.

2.          The term of the Lease commenced on __________________________, and including any presently exercised option or renewal term(s), ends on ______________________________, subject to any rights of Tenant to extend the term expressly set forth in the Lease. Tenant has no rights to extend the term of the Lease except to the extent expressly set forth in the Lease.

3.          Landlord has delivered possession of the Premises to Tenant, and Tenant has accepted possession of, and currently occupies, the Premises.

4.          The current monthly base rent payable under the Lease is $________________, and the current monthly payment payable under the Lease on account of taxes and operating expenses is $___________________. Tenant’s percentage share of operating expenses and real estate taxes is _____%. Rent and all other charges payable under the Lease on or before the date hereof have been paid. No amounts of monthly base rent payable under the Lease have been prepaid except through the end of the current calendar month, and no other charges payable under the Lease have been prepaid for any period, other than estimated payments of operating expenses and taxes. There are no applicable abatements on rent or other charges now or hereafter existing under the Lease.

C-1

5.          To Tenant’s knowledge, all reconciliations of actual taxes and operating expenses for calendar year _________ and all previous calendar years (the "Expenses") with payments made by Tenant therefor have been made and a report thereof delivered to Tenant.

6.          Tenant has no options, rights of offer, rights of refusal, or other rights to purchase all or any portion of the Property. Tenant has no options, rights of offer, rights of refusal, or other rights to expand the Premises or lease any other premises at the Property, except to the extent expressly set forth in the Lease.

7.          All obligations, if any, of Landlord under the terms of the Lease with respect to improvements or repairs to the Premises have been fully performed, and all allowances, reimbursements, or other obligations of Landlord for the payment of monies to or for the benefit of Tenant have been fully paid, all in accordance with the terms of the Lease.

8.          To Tenant’s knowledge, neither Landlord nor Tenant is in default in the performance of any covenant, agreement, or condition contained in the Lease, and no event has occurred and no condition exists which, with the giving of notice, or the lapse of time, or both, would constitute a default by any party under the Lease.

9.          Tenant is not the subject of any bankruptcy, insolvency, or similar proceeding in any federal, state, or other court or jurisdiction and no such proceeding is contemplated by Tenant.

10.         Tenant is in possession of the Premises and has not subleased any portion of the Premises or assigned or otherwise transferred any of its rights under the Lease.

11.         Tenant has deposited _____________________ Dollars ($________________) with Landlord as a security deposit under the Lease. Tenant has provided no other security to Landlord with respect to the Lease.

12.         Tenant will attorn to and recognize Buyer as the Landlord under the Lease and will pay all rents and other amounts due thereunder to Buyer upon notice to Tenant that Buyer has become the owner of Landlord’s interest in the Premises under the Lease.

13.         The individual executing this Tenant Estoppel Certificate has the authority to do so on behalf of Tenant ad to bind Tenant to the terms hereof.

14.         The term "Lender" as used herein includes any successor or assign of the named Lender; the term "Landlord" includes any successor or assign of the named Landlord; and the term "Buyer" includes any successor or assign of the named Buyer and any person who acquires title to the Property as a cotenant with the named Buyer or any affiliate of the named Buyer, and their successors and assigns.

[Tenant Name:]

By:
Name:
Title:

C-2

EXHIBIT D

Form of Deed

DOC #2017062913
Pages 6

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER

SPECIAL WARRANTY DEED

THE STATE OF TEXAS §
§ KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF MONTGOMERY §

SNS REAL ESTATE HOLDINGS, LLC, a Texas limited liability company with an address for notice purposes of 77 Sugar Creek Center Blvd., Suite 207, Sugar Land, Texas, 77478 ("Grantor"), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, subject to the exceptions, liens, encumbrances, terms and provisions hereinafter set forth and described, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does GRANT, BARGAIN, SELL and CONVEY unto **D3 SHENANDOAH, LLC**, a Delaware limited liability company with an address for notice purposes of 3841 Green Hills Village Drive, Suite 400, Nashville, Tennessee 37215 ("Grantee"), to wit, all real property described on **Exhibit "A"** attached hereto and incorporated herein by reference (the "Land"), together with, all and singular, the rights, benefits, privileges, easements, tenements, hereditaments, appurtenances and interests thereon or in anywise appertaining thereto (said land, rights, benefits, privileges, easements, tenements, hereditaments, appurtenances and interests being hereinafter referred to as the "Property"):

This conveyance is made and accepted subject to all validly existing easements, rights-of-way, and prescriptive rights, whether of record or not, and all presently recorded and validly existing instruments, other than conveyances of the surface fee estate, that affect the Property (the "Permitted Exceptions").

THE SALE OF THE PROPERTY FROM GRANTOR TO GRANTEE IS MADE ON AN "AS IS, WHERE IS" BASIS AND WITH ALL FAULTS. Grantee's agreement to accept the Property "AS IS" constitutes a material inducement to Grantor's agreement to sell the Property to Grantee for the sales price. Grantee acknowledges that the sales price is based upon Grantee's agreement to accept the Property "AS IS," and that Grantor, in determining to enter into that certain Purchase and Sale Agreement, dated effective November 2, 2106, by and between Grantor, as seller, and Grantee, as successor-by-assignment to D3, LLC as buyer, as amended (the "Contract"), has expressly relied upon Grantee's agreement to accept the Property "AS IS." Grantee acknowledges, understands, and agrees that Grantee was and has been given the opportunity to make full and complete inspections of the Property to Grantee's satisfaction as provided for in Sections 6 and 7 and in other provisions set out in the Contract. Grantee is relying solely on Grantee's own investigations of the Property and not on any information provided or to be provided by Grantor, or any agent, representative, or other party acting on behalf of Grantor. Grantee shall bear all risks regarding all of the attributes and conditions, latent or otherwise, of the Property.

Chicago Title NBU Houston
GF # 4715 001701

D-1

GRANTEE IS RELYING SOLELY ON GRANTEE'S OWN INVESTIGATIONS OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY GRANTOR, OR ANY AGENT, REPRESENTATIVE, OR OTHER PARTY ACTING ON BEHALF OF GRANTOR. IT IS THE UNDERSTANDING AND INTENTION OF THE PARTIES THAT THE SALE OF THE PROPERTY FROM GRANTOR TO GRANTEE IS MADE ON AN "AS IS, WHERE IS" BASIS AND WITH ALL FAULTS. ACCORDINGLY, EXCEPT AS EXPRESSLY PROVIDED FOR IN THE CONTRACT, GRANTEE ACKNOWLEDGES THAT GRANTOR HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, RELATING TO, CONCERNING, OR WITH RESPECT TO (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, OR (II) THE LIABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE PROPERTY. SPECIFICALLY, GRANTEE ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET OUT IN THE CONTRACT, GRANTOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES REGARDING COMPLIANCE OF THE PROPERTY WITH ANY ENVIRONMENTAL PROTECTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, THOSE PERTAINING TO SOLID WASTE, AS DEFINED BY U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OR EXISTENCE IN OR ON THE PROPERTY, OF ANY HAZARDOUS SUBSTANCES AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND THE REGULATIONS PROMULGATED THEREUNDER. GRANTEE REPRESENTS TO GRANTOR THAT GRANTEE SHALL RELY SOLELY UPON ITS OWN INVESTIGATIONS, INSPECTIONS, AND STUDIES OF THE PROPERTY, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY GRANTOR, GRANTOR'S AGENTS, OR CONTRACTORS OR OTHERWISE GENERATED FROM THIRD PARTY SOURCES. EXCEPT FOR GRANTOR'S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE CONTRACT, GRANTOR SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF FURNISHED BY ANY PARTY PURPORTING TO ACT ON BEHALF OF GRANTOR.

TO HAVE AND TO HOLD the Property, as aforesaid, unto Grantee, its successors and assigns, forever; and Grantor does hereby bind itself and its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular the Property, subject to the Permitted Exceptions, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through or under Grantor but not otherwise.

2

D-2

Grantee, by its acceptance hereof, does hereby assume and agree to pay any and all ad valorem taxes and special assessments pertaining to the Property for calendar year **2017** and subsequent years, there having been a proration of ad valorem taxes for the current calendar year between Grantor and Grantee.

[REMAINDER OF PAGE BLANK; SIGNATURE PAGE FOLLOWS]

3

D-3

EXECUTED this 17th day of July, 2017.

GRANTOR:

SNS REAL ESTATE HOLDINGS, LLC
a Texas limited liability company

By: Mehdi Mohammed
Name: MEHDI MOHAMMED
Title: MANAGER

ACKNOWLEDGMENT

THE STATE OF TEXAS §
§
COUNTY OF HARRIS §

This instrument was acknowledged before me on this the 12 day of July, 2017, by Mehdi Mohammed, Manager of SNS Real Estate Holdings LLC, a Texas limited liability company on behalf of said limited liability company.

SHELLEY R. JORDAN
Notary Public, State of Texas
Comm. Expires 08-22-2020
Notary ID 12043264

Shelley R. Jordan
Notary Public, State of Texas

When recorded, return to:
D3 Shenandoah, LLC
3841 Green Hills Village Drive, Suite 400
Nashville, TN 37215
Attn: E.H. Camp, III

Signature page to Special Warranty Deed

D-4

D-5

Doc #: 2017062913
Pages 6

E-FILED FOR RECORD
07/18/2017 01:12PM

COUNTY CLERK
MONTGOMERY COUNTY, TEXAS

STATE OF TEXAS,
COUNTY OF MONTGOMERY
I hereby certify that this instrument was e-filed in the file number sequence on the date and time stamped herein by me and was duly e-RECORDED in the Official Public Records of Montgomery County, Texas.

07/18/2017

County Clerk
Montgomery County, Texas

D-6

EXHIBIT E

Bill of Sale

A.           Building Bits Properties I, LLC, as Buyer ("BuildingBits"), and ___________________________, a ______________________("Seller"), entered into that certain Platform Listing and Sale Agreement dated as of ________________________, 20___ (including all amendments thereto, the "Purchase Agreement") with respect to the acquisition of that certain real property, together with all improvements thereon, commonly known as ___________________________, located at ___________________________, as more particularly described in the Purchase Agreement (the "Property").

B.           BuildingBits assigned its rights under the Purchase Agreement to ______________________, a _______________ ("Buyer") pursuant to that certain Assignment of Purchase Agreement dated on or about the date hereof.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby sell, assign, transfer, and set over to Buyer the following personal property presently located on the Property:

All equipment, fixtures and other personal property owned by Seller and located at or attached to the Property and used in connection with the ownership, operation, and maintenance thereof, including without limitation all furniture, artwork, heating, lighting, air conditioning, ventilating, plumbing, electrical, or mechanical equipment and any personal property described on Schedule 1 attached hereto (collectively, the "Personal Property").

Seller does hereby covenant with Buyer that at the time of delivery of this Bill of Sale, the Personal Property is free from all encumbrances made by Seller and that Seller will warrant and defend the same against the lawful claims and demands of all persons claiming by, through, or under Seller, but against none other. SELLER HEREBY DISCLAIMS, AND BUYER HEREBY WAIVES ANY AND ALL WARRANTIES OF MERCHANTABILITY OR WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PERSONAL PROPERTY BEING TRANSFERRED BY THIS INSTRUMENT.

Dated as of _______________________, 20___.

SELLER:

a(n)

By:
Name:
Title:

Attachments:

Schedule 1:	List of Personal Property

[Schedule intentionally omitted]

E-1

EXHIBIT F

Assignment Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this "Agreement") is made and entered into as of ____________________, 20___ (the "Effective Date") by and between _________________________, a ______________________ ("Assignor"), and ________________________________, a _________________________ ("Assignee").

Background

A.           Building Bits Properties I, LLC, as Buyer ("BuildingBits") and Assignor, as Seller, entered into that certain Platform Listing and Sale Agreement dated as of ________________________, 20___ (including all amendments thereto, the "Purchase Agreement") with respect to the acquisition of that certain real property, together with all improvements thereon, commonly known as _________________________, located at _________________________, as more particularly described in the Purchase Agreement (the "Property").

B.           BuildingBits assigned its rights under the Purchase Agreement to Assignee pursuant to that certain Assignment of Purchase Agreement dated on or about the date hereof.

Terms and Conditions

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, transfers, conveys, assigns, and sets over unto Assignee the following described property (collectively, the "Assigned Property"):

1.          All of Assignor’s right, title, and interest, as lessor, in and to all leases, licenses, cell tower or telecommunications agreements and other agreements (collectively, the "Leases") to occupy all or any portion of the Property, including without limitation the Leases listed on the attached Schedule 1, together with all rents due, or to become due under each such Lease on or after the date hereof and all guaranties by third parties of the tenants’ obligations thereunder, letters of credit or other security devices relating thereto; and

2.          All refundable lease security deposits under the Leases (to the extent sums are being paid to Assignee on the date hereof); and

3.          All of Assignor’s right, title, and interest in and to all those contracts, agreements, telecommunications agreements, guarantees, warranties, and indemnities, written or oral, affecting the ownership, operation, management, and/or maintenance of the Property listed on the attached Schedule 2 (collectively, the "Contracts"); and

4.          To the extent assignable without the payment of any fee or the occurrence of any obligation, or the execution of any documents (other than this Assignment and Assumption Agreement) that create liability or reserve against the Assignor, all of Assignor’s right, title, and interest in and to:

(a)          all licenses, franchises, occupancy and use certificates, permits, authorizations, consents, variances, waivers, approvals, and the like from any governmental or quasi-governmental entity or instrumentality affecting or relating to the ownership, operation, or maintenance of the Land or the Improvements (collectively, the "Licenses"); and

(b)          to the extent the same exist, (i) all plans, drawings, specifications, blueprints, studies or reports (including all environmental, architectural (including Americans with Disabilities Act compliance), engineering, structural, mechanical, roof, soils, seismic and geologic reports) and surveys relating in any way to the Property, (ii) maintenance records prepared by or on behalf of Assignor in connection with the ownership, operation, and/or maintenance of the Property, (ii) all logos, building and trade names, (iii) all transferable guaranties and warranties, if any, (iv) all advertising materials, development rights and other information and documentation in Assignor’s possession relating to the Property that do not contain Assignor’s name or are not deemed proprietary by Assignor, and (v) all other intangible rights, titles, interests and privileges owned by Assignor and relating to the Property (collectively, the "Intangibles").

F-1

Assignor does hereby covenant with Assignee that, at the time of delivery of this Assignment Agreement, the Leases, Contracts, Licenses, and Intangibles are free from all encumbrances made by Assignor and that Assignor will warrant and defend the same against the lawful claims and demands of all persons claiming by, through, or under Assignor, but against none other. Except as to the special warranty of title and any representation and warranty expressly set forth in the Purchase Agreement, the Assigned Property is conveyed "AS IS" as provided in the Purchase Agreement and Assignor makes no other warranty with respect thereto.

Assignor agrees to indemnify, defend and hold Assignee harmless from and against all liabilities, obligations, actions, suits, proceedings, or claims, and all costs and expenses (including without limitation reasonable attorney fees and costs) incurred in connection with the Leases, Contracts, Licenses, or Intangibles, or any of them, based upon or arising out of any breach or alleged breach of the Leases, Contracts, Licenses, or Intangibles, or any of them, by Assignor occurring or alleged to have occurred prior to the date hereof.

Dated as of _____________________, 20___.

ASSIGNOR:

a

By:
Name:
Title:

ACCEPTANCE

Assignee hereby accepts the foregoing assignment as of the date hereof and as of such date hereby assumes the performance of all the terms, covenants, and conditions of the Assigned Property, including without limitation the obligation to return the refundable lease security deposits under the Leases to the extent the same are received as a credit at Closing, with respect to the period from and after the date hereof.

Assignee agrees to indemnify, defend, and hold Assignor harmless from and against all liabilities, obligations, actions, suits, proceedings, or claims, and all costs and expenses (including without limitation reasonable attorney fees and costs) incurred in connection with the Leases, Contracts, Licenses, or Intangibles, or any of them, based upon or arising out of any breach or alleged breach of the Leases, Contracts, Licenses, or Intangibles, or any of them, occurring or alleged to have occurred on or after the date hereof.

Dated as of: _____________________, 20___.

ASSIGNEE:

___________________________, a ____________________

By:
Name:
Title:

Attachments:

Schedule 1:	Rent Roll
Schedule 2:	List of Contracts

[Schedules intentionally omitted]

F-2

SCHEDULE 7(a)

DUE DILIGENCE MATERIALS

Seller will make available to Buyer for Buyer’s inspection the following documents and materials to the extent the same exist and are in Seller’s possession or control:

PROPERTY

1. Preliminary Title Report with underlying documents

2. Historical Third Party Reports

a. Intentionally deleted.

b. Environmental Reports

c. Intentionally deleted.

d. Intentionally deleted.

e. Zoning Report

f. Intentionally deleted.

g. Intentionally deleted.

3. Certificates of Occupancy (building & tenants)

4. Licenses, Permits & Contracts

a. Intentionally deleted.

b. Intentionally deleted. Agreement

c. Service Contracts (security, fire protection, alarm, elevators, HVACs, etc.)

5. ALTA Survey (existing)

6. Plans (site plan, floor plans, as-builts, stacking plan)

7. Warranties (roof and any serviceable warranties)

8. Restrictive Documents (ground lease, REAs, CC&Rs, development agreements, historical designations)

9. Intentionally deleted.

10. Intentionally deleted.

11. Appraisal (most recent)

INCOME

12. Rent Roll (current)

13. Security Deposits/Credits Schedule

14. Intentionally deleted.

15. Intentionally deleted.

16. Tenant Leases (including amendments and exhibits)

17. Intentionally deleted.

18. Intentionally deleted.

19. Intentionally deleted.

20. Intentionally deleted.

21. Intentionally deleted.

22. Intentionally deleted.

23. Intentionally deleted.

EXPENSE

24. Intentionally deleted.

25. Intentionally deleted.

26. Intentionally deleted.

27. CAM Reconciliation with tenant detail (prior three years and YTD)

28. Leasing Commissions (prior three years and YTD)

29. Real Estate Tax Bills (prior three years and YTD)

30. Utility Bills (for the last year)

31. Intentionally deleted.

Schedule 7(a)